Exhibit 99.1

PETROBRAS GLOBAL FINANCE B.V. - PGF

Offers to Exchange Securities

which have been

Registered under the Securities Act of 1933, as amended,

and which are

Guaranteed by

Petróleo Brasileiro S.A. — Petrobras

for any and all of its Corresponding Outstanding Securities

CUSIP of Old Notes	ISIN of Old Notes	Old Notes	CUSIP of New Notes	ISIN of New Notes	New Notes
71647N AT6 (Rule 144A) N6945A AJ6 (Reg. S)	US71647NAT63 (Rule 144A) USN6945AAJ62 (Reg S)	U.S.$3,759,866,000 5.299% Notes due 2025	71647NAV1	US71647NAV10	Up to U.S.$3,759,866,000 5.299% Notes due 2025
71647N AW9 (Rule 144A) N6945A AK3 (Reg. S)	US71647NAW92 (Rule 144A) USN6945AAK36 (Reg S)	U.S.$5,836,134,000 5.999% Notes due 2028	71647NAY5	US71647NAY58	Up to U.S.$5,836,134,000 5.999% Notes due 2028

Pursuant to the Prospectus dated _____, 2018

To:	Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Upon and subject to the terms and conditions set forth in the prospectus, dated _____, 2018 (the “Prospectus”), Petrobras Global Finance B.V. (the “Issuer”), a wholly-owned subsidiary of Petróleo Brasileiro S.A. — Petrobras (“Petrobras”), incorporated under the laws of The Netherlands as a private company with limited liability, and Petrobras, a sociedade de economia mista organized under the laws of Brazil, are making offers to exchange (the “Exchange Offers”) registered 5.299% Global Notes due 2025 and registered 5.999% Global Notes due 2028 (together, the “New Securities”) for any and all outstanding 5.299% Global Notes due 2025 and 5.999% Global Notes due 2028 (together, the “Old Securities”) of the Issuer. The Exchange Offers are being made in order to satisfy certain of the Issuer’s obligations under the Registration Rights Agreement referred to in the Prospectus.

We are requesting that you contact your clients for whom you hold any Old Securities regarding the Exchange Offers. For your information and for forwarding to your clients for whom you hold Old Securities registered in your name or in the name of your nominee, or who hold any Old Securities registered in their own names, we are enclosing the following documents:

1.        Prospectus dated _____, 2018;

2.        A form letter that may be sent to your clients for whose account you hold any Old Securities registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers.

Your prompt action is requested. The Exchange Offers will expire at 5:00 p.m., New York City time, on _____, 2018 (the “Expiration Date”), unless extended by the Issuer. Any Old Securities tendered pursuant to the Exchange Offers may be withdrawn at any time before the Expiration Date, unless previously accepted by the Issuer.

Tenders of any Old Securities for exchange pursuant to the Exchange Offers may be made only by book-entry transfer of the Old Securities to the account established by the Exchange Agent referred to below at the Book-Entry Transfer Facility maintained by The Depository Trust Company (“DTC”), together with a computer generated message, transmitted by means of DTC’s Automated Tender Offer Program system and received by the Exchange Agent, in which the tendering holder agrees to be bound by the terms and conditions of the Exchange Offers as set forth in the Prospectus.

Additional copies of the enclosed materials may be obtained from The Bank of New York Mellon, as Exchange Agent, 111 Sanders Creek Parkway, East Syracuse, New York 13057, Telephone: 315-414-3034.